UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 13, 2006

Immediatek, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-26073	86-0881193

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10488 Brockwood Road Dallas, Texas	75238

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(972) 852-2876

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 — Matters Related to Accountants and Financial Statements
     Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.
          On November 13, 2006, the Board of Directors of Immediatek, Inc., or the Company, concluded, after discussions with its new independent registered public accounting firm, that the Company will be required to restate its previously issued financial statements for the quarter ended June 30, 2006 appearing in the Company’s Form 10-QSB for the quarter ended June 30, 2006. The conclusions of the Board of Directors of the Company were based upon the discussions below. The following is an explanation of certain references used in this Current Report on Form 8-K:
•	“three-month pre-push down period” means the period from April 1, 2006 to June 7, 2006;

•	“six-month pre-push down period” means the period from January 1, 2006 to June 7, 2006; and

•	“post-push down period” means the period from June 8, 2006 to June 30, 2006.
Gain or Loss on Extinguishment of Debt Adjustment
          On April 7, 2006, the Company and a noteholder entered into an Amended and Restated Consolidated Secured Convertible Promissory Note, or the Note, which consolidated the noteholder’s previous outstanding notes with the Company and amended certain of the conversion terms of those notes. The new conversion terms contained in the Note provided that the Note would automatically convert into Company common stock at a conversion price of $12.50 (post-100-for-1 reverse split) upon the issuance and sale by the Company of the Series A Convertible Preferred Stock of the Company. The closing price of Company common stock on April 7, 2006, was $0.16 (or $16.00 on a post-100-for-1 reverse split basis). The Company originally determined that, due to the contingency conversion provided for in the Note, the applicable commitment date was the date of the conversion of the Note, or June 7, 2006. The commitment date was determined based on review of Emerging Issues Task Force Issue No. 98-5, Accounting for Convertible Securities with a Beneficial Conversion Feature or Contingently Adjustable Conversion Ratios (EITF 98-5) and Emerging Issues Task Force Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (EITF 00-27). The closing price of Company common stock on June 7, 2006, was $14.00 per share (on a post-100-for-1 reverse split basis).
          Upon further review and analysis by the Company, and discussions with the Company’s new independent registered public accounting firm, the appropriate commitment date under EITF 98-5 and EITF 00-27 was determined to be the date the Note was executed by the Company and the noteholder, or April 7, 2006, rather than the date of conversion, or June 7, 2006. Therefore, the beneficial conversion feature should have been measured as of April 7, 2006, and recorded if and when the conversion contingency was satisfied, or June 7, 2006. Accordingly, the loss on extinguishment of debt for the Note was determined to be $52,607, rather than $4,527 previously calculated. The adjustment resulted in an aggregate loss on extinguishment of debt of $43,056, rather than the previously reported aggregate gain on extinguishment of debt of $5,024, for both the three-month pre-push down period and six month pre-push down period. Consequently, net loss increased by $48,080 over the previously reported amounts for the three and six month pre-push down periods. Net loss per common share increased from $0.53, as previously reported to

$0.63 for the three-month pre-push down period, and from $1.04, as previously reported, to $1.16 for the six-month pre-push down period.
Push Down Accounting Adjustment
          On June 8, 2006, the Company issued and sold shares of its Series A Convertible Preferred Stock to Radical Holdings LP. The Series A Convertible Preferred Stock is, at the option of the holders of the Series A Convertible Preferred Stock, convertible at any time into that aggregate number of full shares of Company common stock representing 95% of the total common stock outstanding after giving effect to the conversion. A holder of a share of the Series A Convertible Preferred Stock is entitled to vote on all matters required or permitted to be voted upon by the stockholders of the Company. Each holder of a share of the Series A Convertible Preferred Stock is entitled to the number of votes equal to the largest number of full shares of Company common stock into which all shares of the Series A Convertible Preferred Stock held by that holder could be converted. As a result and as of June 8, 2006, a change in control of the Company occurred because Radical Holdings LP beneficially owned 95% of the outstanding securities entitled to vote on matters required or permitted to be submitted to the stockholders of the Company. As a result of the change in control of the Company, the Company “pushed down” its basis to a proportionate amount of its underlying assets and liabilities acquired based on the estimated fair market values of the assets and liabilities.
          The Company reviewed and analyzed the push down accounting treatment with respect to the five percent minority interest in the Company remaining after the issuance and sale of the Series A Convertible Preferred Stock. In connection with this review and analysis, and discussions with its new independent registered public accounting firm, the Company determined that it had not properly adjusted for the minority interest to represent five percent of historical cost basis carried forward after “push down” accounting treatment was applied. Accordingly, additional paid-in-deficit should have been $94,614 at June 30, 2006. As a consequence of the adjustment to additional paid-in-deficit, goodwill was decreased from $2,792,078 to $1,765,493 at June 30, 2006.
Consequences of Adjustments
          In light of these adjustments, the Company’s prior financial statements for the periods described above should no longer be relied upon. The Board of Directors has discussed the matters disclosed in this Current Report on Form 8-K with its independent registered public accounting firm, KBA Group LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immediatek, Inc.
Date: November 17, 2006	By:	/s/ PAUL MARIN
	Name:	Paul Marin
	Title:	President

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